As filed with the Securities and Exchange Commission on January 23, 2012

Registration Statement No. 333-115001

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Superclick, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Washington	52-2219677
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10222 St-Michel Blvd., Suite 300, Montreal, Quebec, H1H 5H1

(Address of Principal Executive Offices) (Zip Code)

2004 Incentive Stock Option Plan

(Full Title of the Plan)

Rick L. Moore

Superclick, Inc.

10222 St-Michel Blvd., Suite 300

Montreal, Quebec, H1H 5H1

(Name and Address of Agent For Service)

(858) 518-1387

(Telephone Number, Including Area Code, Of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is an amendment to the Registration Statement on Form S-8 (Reg. No. 333-115001) (the “Registration Statement”) of Superclick, Inc. (the “Company”). Effective as of January 18, 2012 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of September 23, 2011, among the Company, AT&T Corp. and SC Acquisition Co. (“Merger Sub”), Merger Sub merged with and into the Company with the Company being the surviving corporation (the “Merger”), and all issued and outstanding shares of common stock of the Company, other than certain excluded shares, converted into the right to receive cash. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on this 23rd day of January, 2012.

Superclick, Inc.

By:	/s/ Rick L. Moore
Rick L. Moore
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rick L. Moore Rick L. Moore	President and Sole Director	January 23, 2012

/s/ George Goeke George Goeke	Principal Financial Officer and Principal Accounting Officer	January 23, 2012